                         [Price Waterhouse Letterhead]


                       Consent of Independent Accountants

We hereby consent to the use in the Statement of Additional Information constituting part of this Post-Effective Amendment No. 5 to the registration statement on Form N-1A (the "Registration Statement") of our report dated February 7, 1997, relating to the financial statements and financial highlights of The One(r) Group(sm) Investment Trust, which appears in such Statement of Additional Information, and to the incorporation by reference of our report into the Prospectus which constitutes part of this Registration Statement. We also consent to the references to us under the heading "Financial Highlights Of The Trust" in such Prospectus and under the heading "Independent Accountants" in such Statement of Additional Information and in such Prospectus.

/s/ Price Waterhouse LLP

Price Waterhouse LLP


2 Easton Oval
Columbus, Ohio
April 21, 1997